Exhibit 10.1

Receipt for Earnest Money Deposit and Real Estate Purchase Contract

Minneapolis, Minnesota, January 6, 2016

This “Contract,” made to be effective as of January 6, 2016 by and between MO Real Estate, LLC, a Minnesota limited liability company (hereinafter referred to as “Purchaser” or “MO Real Estate”), and Pro-Dex Sunfish Lake, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”) (hereinafter collectively referred to as “Party” or “Parties”).

Received from MO Real Estate, the sum of Thirty-Five Thousand and no/100 Dollars ($35,000.00) evidenced by check, as an earnest money (the “Earnest Money”) deposit on account of the purchase price of One Million Six Hundred Fifty-Three Thousand and 00/100 Dollars ($1,653,000.00) for that certain property situated in the City of Ramsey, County of Anoka, State of Minnesota, commonly known as 14280 Sunfish Lake Boulevard NW, Anoka County PID 27-32-25-41-0004; an approximate 30,000 square foot building on +/- 2.2 acres; legally described on attached Exhibit A (hereinafter referred to as the “Property”).

Flood Zone: No __ Yes __ (Attach CB Form 5230)

TERMS OF SALE:

1.	The Earnest Money shall be held by Commercial Partners Title (“Title Company”) to be cashed promptly upon mutual execution of this Contract and placed in its trust account until the time for Closing and then applied as a partial payment of the purchase price, disbursed according to subsequent mutual agreement of the parties hereto or as provided by law. The remainder of the purchase price shall be paid by Purchaser at Closing. Closing is conditioned upon, in addition to other conditions in this Contract, the Purchaser’s ability to obtain financing for the remainder of the purchase price at an interest rate and terms that are satisfactory to the Purchaser. If the Purchaser is unable to obtain satisfactory financing, the Purchaser shall have the right, prior to the expiration of the Due Diligence period set forth in the attached Addendum, to cancel the Contract, be reimbursed the Earnest Money, and there shall be no further liability to either Party. If Purchaser does not exercise its right to cancel for failure to obtain financing prior to the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable.

“Closing” of this transaction shall occur within thirty (30) days of waiver of the Buyer’s Due Diligence Period, as further described in the Addendum to Real Estate Purchase Contract.

2.	Subject to performance by Purchaser, the Seller agrees to execute and deliver a Warranty Deed conveying marketable title to said Property subject only to the following exceptions:

(a) Building and zoning laws, ordinances, state and federal regulations;

(b) Reservation of any minerals or mineral rights to the State of Minnesota;

(c) Utility and drainage easements which do not interfere with present improvements; and if the Property herein sold is unimproved, it shall not be subject to easements unless specifically set forth herein.

(d) Rights of tenants as follows (unless specified, not subject to tenancies): N/A

(e) Other: N/A

3.	By execution of this Contract, Seller warrants that Seller has not received, nor is Seller aware of any notification from the City, County, State or local government authority having jurisdiction, requiring any work to be done on the property. Seller further warrants that in the event any such notice or notices are received by Seller prior to the closing and Seller is unable to or does not elect to perform the work required in said notice at Seller’s sole cost and expense on or before the closing, said notices shall be submitted to Purchaser for his examination and written approval. Should purchaser fail to approve said notice and thereby elect not to acquire the property subject to the effect of same, within five (5) days from the date Seller submits said notice to Purchaser, then this Contract shall be cancelled without further liability to either party.

4.	Seller shall pay real estate taxes and installments of special assessments payable in the year prior to the year in which closing occurs and all prior years. Seller shall pay any assessments levied or pending as of the date of closing. Real estate taxes due and payable in the year of closing shall be prorated as of the date of closing. Purchaser shall pay real estate taxes payable in the year following closing and subsequent years. Purchaser shall pay special assessments arising subsequent to the date of closing.

5.	Rentals, premiums on insurance policies acceptable to Purchaser, interest on encumbrances, and operating or other expenses of the property, if any, shall be prorated as of the date of closing, and Seller shall pay the cost of any stamps to be attached to the deed in accordance with the requirements of any lawful authority. Any advance tenant deposits shall be together with due interest prorated and credited accordingly to Purchaser.

6.	Purchaser reserves the right to take title to the Property in a name or assignee other than shown above; provided, however, that such right shall not relieve Purchaser of any liabilities hereunder.

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7.	Purchaser and Seller understand and agree that the Earnest Money will be held by Commercial Partners Title, LLC trust account pending disbursement as provided for herein.

8.	If the improvements on the Property are destroyed or materially damaged between the date hereof and the Closing, this Contract shall, at Purchaser’s election, immediately become null and void. If Purchaser elects to accept the Property in its then condition, all proceeds of insurance payable to Seller by reason of such damage shall be paid to Purchaser.

9.	Any addendum attached hereto which is executed by the parties shall be deemed a part of this Contract.

10.	Time is of the essence of this Contract.

11.	Purchaser and Seller warrant to Broker and to each other that they have dealt with no real estate broker in connection with this sale other than CBRE, Inc (Seller’s Broker) and Cushman & Wakefield/Northmarq (Buyer’s Broker) and that no other broker is entitled to any commission on account of this Contract. The Seller shall pay at Closing a commission equal to 3.0% of the gross sale price to CBRE and 3.0% of the gross sale price to Cushman & Wakefieid/Northmarq for services rendered for this transaction.

Any party to this Contract through whom a claim to any broker’s finder’s or other fee is made, contrary to the representations made above, shall indemnify, defend, and hold harmless the other party to this Contract and Broker from any loss, liability, damages, cost, or expense, including, without limitation, reasonable attorneys’ fees, court costs, and other legal expense paid or incurred by the other party, that is in any way related to such a claim. The provisions of this paragraph shall survive the closing or termination of the Contract.

12.	In the event this offer is not accepted by Seller on or before January 6, 2016, this offer shall become null and void, and the Earnest Money made herewith shall be returned to Purchaser. Purchaser hereby agrees to purchase the above-described property for the price and upon the terms and conditions herein expressed. All tenders and notices required hereunder shall be made and given to either of the parties hereto at their respective addresses herein set forth. Purchaser hereby acknowledges receipt of a copy of this Contract.

13.	The Foreign Investment in Real Property Tax Act (FIRPTA), IRC 1445, requires that every purchaser of U.S. real property must, unless an exemption applies, deduct and withhold from Seller’s proceeds ten percent (10%) of the gross sales price. The primary exemptions which might be applicable are: (a) Seller provides Purchaser with an affidavit under penalty of perjury, that Seller is not a “foreign person,” as defined in FIRPTA, or (b) Seller provides Purchaser with a “qualifying statement,” as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Purchaser agree to execute and deliver as appropriate, any instrument, affidavit and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder.

14.	In the event that a dispute arises as to entitlement to the Earnest Money referenced in this Contract and held by Title Company, Title Company shall not be required to disburse Earnest Money to any party unless and until it receives written direction of such executed by both parties. In the event that Buyer and Seller cannot reach agreement on disbursement of the Earnest Money, Title Company shall be entitled to interplead the Earnest Money in the state court located in the county in which the Property is located, subtracting therefrom Title Company’s reasonable attorneys’ fees and costs incurred in such interpleader action.

15.	The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

16.	Except as otherwise provided in this Contract, each party shall bear its own costs related to Closing on the Property.

17.	Seller shall deliver possession of the Property not later than the date of Closing. Seller agrees to remove any and all personal property, not included in this Contract, from the Property by the Closing date.

18.	Nothing contained in this Contract shall be interpreted as creating a partnership or joint venture between Purchaser and Seller relative to the Property.

19.	No amendment, modification, or waiver of any condition, provision, or term of this Contract shall be given an effect unless made in writing, signed by the Parties, and specifying with particularity the extent of such amendment, modifications, or waiver. Any waiver by any Party of any default of another Party shall not affect or impair any right arising from any subsequent default.

20.	This Contract shall be construed and enforced in accordance with the laws of the State of Minnesota.

21.

Any notice given pursuant to this Contract shall be sent by certified mail, return receipt requested, or by a private carrier that provides a return receipt or personally served. Notice shall be deemed served on the date of receipt.

a. To Purchaser: MO Real Estate, LLC, 4907 – 170th Avenue NW, Andover, MN 55304.

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b. To Seller: Pro-Dex Sunfish Lake, LLC, 2361 McGaw Avenue, Irvine, CA 92614.

22.	Each Party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may reasonable be requested by the other party, to further consummate the transaction contemplated by this Agreement, without further consideration.

23. In no event shall any liability for the Purchaser under this Contract exceed the Purchase Price for the Property. Purchaser shall not be responsible for any consequential or special damages to Seller arising out of any breach of this Contract.

Purchaser: MO Real Estate, LLC		Seller: Pro-Dex Sunfish Lake, LLC

By:	Marty Olson	By:	Rick Van Kirk

Title:	President	Title:	President / CEO

Date:	1-5-2016	Date:	1/6/16

Address:	4907 170th Ave., NW	Address:	2361 McGaw Avenue
	Andover, MN 55304		Irvine, CA 92614

CONSULT YOUR ADVISORS - This document has been prepared for approval by your attorney. No representation or recommendation is made by CB Richard Ellis, Inc. as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for your attorney or accountant.

In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possible presence of asbestos, hazardous materials and underground storage tanks.

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Addendum to Real Estate Purchase Contract

CBRE, INC.
BROKERAGE AND MANAGEMENT
LICENSED REAL ESTATE BROKER

This is an Addendum to the Real Estate Purchase Contract (the “Contract”), dated. January 6, 2016, between MO Real Estate, LLC, as Purchaser and Pro-Dex Sunfish Lake. LLC, as Seller concerning the property known as 14280 Sunfish Lake Boulevard NW as more specifically described in the Contract.

The term “Real Estate Purchase Contract’’ shall be deemed to include a Deposit Receipt, Earnest Money Contract, or any similar document.

PURCHASER’S DUE DILIGENCE: Purchaser shall have up to forty-five (45) days from the mutual execution of the Purchase Contract to waive the contingencies as further highlighted below. If Purchaser does not provide objection to any of the following Due Diligence items in writing within the 45 day period, they shall be deemed waived and the Earnest Money shall become non-refundable.

Title: Seller shall, within ten (10) days after execution of the Real Estate Purchase Contract furnish a title commitment (ALTA Commitment Form 6-17-06) certified to date, which includes proper searches covering bankruptcies, and state and federal judgments and liens, real estate tax searches, and searches for outstanding and pending special assessments. The Purchaser shall be allowed ten (10) days after receipt thereof for examination of said title and the making of any objections thereto, said objections to be made in writing or deemed to be waived. If any objections are so made the Seller shall be allowed thirty (30) days to make such title marketable. Pending correction of title, the payments hereunder required shall be postponed, but upon correction of title and within ten (10) days after written notice to Purchaser, the parties shall perform this Contract according to its terms including payments of all monies normally due during the thirty (30) day period but for any postponement pending correction of title, said monies to be paid within the aforementioned ten (10) day period.

If said title is not marketable and is not made so within thirty (30) days from the date of written objections thereto as above provided, this Contract shall be null and void, at option of the Purchaser, and neither party shall be liable for damages hereunder to the other party. All money theretofore paid by Purchaser shall be refunded. If the title to said property be found marketable or be so made within said time, and said Purchaser shall default in any of the agreements and continue in default for a period of ten (10) days, then and in that case the Seller may terminate this Contract in writing and on such termination all payments made upon this Contract shall be retained by said Seller as liquidated damages, time being of the essence hereof. This provision shall not deprive either party of the right to enforce specific performance of this Contract provided such Contract shall not be terminated as aforesaid, and provided action to enforce such specific performance shall be commenced within six (6) months after such right of action shall arise. In the event Purchaser defaults in its performance of the terms of this Contract and Notice of Cancellation is served upon Purchaser pursuant to MSA 559.21 (as and if amended), the termination period shall be thirty (30) days as permitted by said statute.

Seller hereby discloses the existence of a claim of lien in the approximate amount of $86,000.00, which currently encumbers the title. Seller shall cause the lien to be discharged at its sole expense. If the lien is not discharged prior to closing Seller will escrow funds sufficient to allow the Title Company to insure over the lien. Seller reserves the right to choose the legal method of clearing the claim of lien, including foreclosure or action to determine adverse claims. Purchaser agrees to accept a title policy Insuring over the lien in lieu of a determination of marketability of title by Purchaser or Purchaser’s counsel; Purchaser further agrees to waive its right to cancel this Purchase Contract based on the existence of the said lien, provided the Title Company agrees to insure over the lien.

Physical Condition: Seller is to provide all available records concerning repair and maintenance for the premises that are in Seller’s possession. Purchaser shall have the right to inspect the property including, but not limited to building structure, roof, HVAC mechanicals and electrical systems.

Environmental: Purchaser, at Purchaser’s expense, has the right to order new or update an existing Phase 1 Environmental Assessment and such further independent investigation concerning the existence of hazardous or toxic substances on the Property or adjacent properties whose environmental status could materially affect the Property, and any other matters relating to environmental compliance. Seller shall provide Purchaser with any existing environmental reports in its possession within ten (10) days of the execution date of the Real Estate Purchase Contract.

Regulatory Approvals: Purchaser, at its expense, and with the cooperation of Seller, will be responsible for obtaining all regulatory approvals.

Survey: Seller shall provide Purchaser with any existing surveys within ten (10) days of executing the Real Estate Purchase Contract. Purchaser, at Purchaser’s sole expense, shall update or order any new survey(s) required by Buyer or Buyer’s lender.

Documents: Within fifteen (15) days of Purchase Contract execution, Seller shall provide copies of all available documents pertaining to maintenance, repair and cost records, leases, warranties, contracts, plans, surveys, reports etc. that are in Seller’s possession.

Equipment: The air-compression in the building shall be included as part of the sale.

Real Estate Taxes & Assessments: Real estate taxes shall be pro-rated as of the date of closing. Seller will pay in full any back taxes and any assessments related to the Property at Closing.

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Additional Items: Within ten (10) days of executing the Real Estate Purchase Contract Seller shall provide Purchaser with all appropriate contracts, plans and documentation for the Property including, but not limited to, plans and specifications, service and employment contracts, insurance information and maintenance records available and in Seller’s possession.

In the event of any conflict between the terms of this Addendum and the Contract, the terms of this Addendum shall prevail.

Seller:	Pro-Dex Sunfish Lake, LLC

By:	Rick Van Kirk

Title:	President / CEO

Address:	2361 McGaw Avenue

Irvine, CA 92614

Date:	1/6/16

Purchaser:	MO Real Estate, LLC

By:	Marty Olson

Title:	President

Address:	4907 170th Ave., NW

Andover, MN 55304

Date:	1-5-2016

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Exhibit A

The Property consists of real estate located in Anoka County, Minnesota, legally described as:

The East 500 feet of the South 200 feet (as measured along the East and South lines respectively) of the Northeast Quarter of the Southeast Quarter (NE 1/4 of SE 1/4) of Section Twenty-seven (27), Township Thirty-two (32) North of Range Twenty-five (25) West, Anoka County, Minnesota.

Torrens property

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